Exhibit 5.2

July 8,  2004

Foster Wheeler Ltd.,

Foster Wheeler LLC,
and Subsidiary Guarantors
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, N.J. 08809-4000

Re:                               Legality of the Fixed Rate Senior Secured Notes Due 2011, Series A of Foster Wheeler LLC (the New Notes”), the guarantees (the “Guarantees”) thereof and the Warrants to purchase Common Shares of Foster Wheeler Ltd.

Ladies and Gentlemen:

We have acted as special United States counsel for Foster Wheeler Ltd. (“Parent”), a Bermuda company, Foster Wheeler LLC (the “Company”), a Delaware limited liability company, and the subsidiary guarantors listed in the Indenture (as defined below) (the “Subsidiary Guarantors” and collectively with Parent, the “Guarantors”), in respect of the offer by the Company and Parent (the “Exchange Offer”) to exchange (a) the outstanding 9.00% Preferred Securities, Series I (liquidation amount $25 per trust security) issued by FW Preferred Capital Trust I (the “Trust Securities”) for up to 5,320,000 shares of the common stock of Parent (such class of stock, the “Common Shares”), up to 86,100 Series B Convertible Preferred Shares (liquidation preference $0.01 per preferred share)(such class of preferred shares, the “Preferred Shares”) and warrants to purchase up to 293,389,891 Common Shares (the “Warrants”), (b) the outstanding 6.50% Convertible Subordinated Notes due 2007 issued by Foster Wheeler Ltd. (the “Convertible Notes”) for up to 33,726,000 Common Shares and 318,570 Preferred Shares, (c) the outstanding Series 1999 C Bonds and Series 1999 D Bonds (as defined in the Second Amended and Restated Mortgage, Security Agreement, and Indenture of Trust dated as of October 15, 1999 from Village of Robbins, Cook County, Illinois, to SunTrust Bank, Central Florida, National Association, as Trustee) (together, the “Robbins Bonds”) for up to 19,519,327 Common Shares and 184,188 Preferred Shares, and (d) the outstanding 6.75% Senior Notes due 2005 of Foster Wheeler LLC (the “2005 Notes”) for up to $150,000,000 in principal amount of New Notes and up to 9,220,000 Common Shares and 87,400 Preferred Shares.

In so acting, we have reviewed (i) the form of Indenture to be entered into among the Company, Wells Fargo Bank, National Association, as trustee, and the Guarantors, relating to the New Notes (the “Indenture”) and (ii) the form of Warrant Agreement (the “Warrant Agreement”) to be entered into between Parent and Mellon Investor Services LLC, as warrant agent (the “Warrant Agent”), relating to the Warrants.  We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture, the New Notes, the Guarantees, the Warrant Agreement and the Warrants have been duly authorized by all requisite action by the Trustee and the Guarantors organized in states other than New York and Delaware and the Warrant Agent, and that the Indenture and the Warrant Agreement have been duly executed and delivered by the Trustee and each of the Guarantors organized in states other than New York and Delaware and the Warrant Agent, and are valid and binding agreements of the Trustee and the Warrant Agent, as the case may be, enforceable against the Trustee and the Warrant Agent, as the case may be, in accordance with their terms.

This opinion is limited in all respects to the laws of the State of New York and the Delaware General Corporation Law and the Delaware Limited Liability Company Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.                                       The Indenture has been duly authorized by the Company and the Guarantors and, when executed and delivered by the Company and the Guarantors will constitute a valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

2.                                       The New Notes have been duly authorized by the Company and, when executed and delivered by the Company and duly authenticated in accordance with the terms of the Indenture and delivered in exchange for the 2005 Notes, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

3.                                       The Guarantees have been duly authorized by the Guarantors and, when the New Notes are executed and delivered by the Company and duly authenticated in accordance with the terms of the Indenture and delivered in exchange for the 2005 Notes, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

4.                                       The Warrant Agreement, when executed and delivered by Parent will constitute a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

5.                                       The Warrants, when executed and delivered by Parent and duly countersigned in accordance with the terms of the Warrant Agreement and delivered in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements on Forms S-4 relating to the Exchange Offer and to the reference to us under the caption “Legal Matters” in the prospectuses that are included in the Registration Statements.

Very truly yours,

/s/ King & Spalding LLP
KING & SPALDING LLP